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Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the Riverwood Holding, Inc. Stock Incentive Plan, Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan, Riverwood Holding, Inc. 2002 Stock Incentive Plan, 2003 Riverwood Holding, Inc. Long-Term Incentive Plan, 2003 Riverwood Holding, Inc. Directors Stock Incentive Plan, Graphic Packaging Equity Incentive Plan and Graphic Packaging Non-Employee Director Plan, of our report dated February 7, 2003, April 10, 2003 and June 13, 2003 relating to the financial statements and financial statement schedule of Riverwood Holding, Inc. included in its Annual Report on Form 10-K/A for the year ended December 31, 2002.

PricewaterhouseCoopers LLP

Atlanta, Georgia
August 25, 2003

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  Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS